Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Coeptis Therapeutics, Inc.

Wexford, Pennsylvania

We hereby consent to the use in this Form S-1 Registration Statement of Coeptis Therapeutics, Inc. (formerly Vinings Holdings, Inc.) of our report dated March 10, 2022, related to the consolidated financial statements of Coeptis Therapeutics, Inc. as of December 31, 2020 and December 31, 2020 and for each of the years then ended. Our report on the consolidated financial statements included an explanatory paragraph expressing substantial doubt regarding Coeptis Therapeutics, Inc.’s ability to continue as a going concern.

/s/Turner, Stone & Company, LLP

Certified Public Accountants

Dallas, Texas

May 23, 2022